SCHEDULE 14C INFORMATION

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Pacific Select Fund

(Name of Registrant as Specified In Its Charter)

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PACIFIC SELECT FUND
INTERNATIONAL VALUE PORTFOLIO

INFORMATION STATEMENT DATED DECEMBER 31, 2010

This document (“Information Statement”) provides information concerning a new portfolio manager and a new portfolio management agreement for the International Value Portfolio and is being mailed on or about March 1, 2011 to shareholders of record as of December 31, 2010.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I.	Introduction and Background

The Pacific Select Fund’s (the “Fund”) Board of Trustees (the “Board” or “Trustees”) approved a change in portfolio manager and a new portfolio management agreement with respect to the International Value Portfolio (the “Portfolio”) effective January 1, 2011. Information concerning this change in manager was included in a supplement dated September 20, 2010 to the Fund’s prospectus, dated May 1, 2010, as supplemented. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in portfolio manager requires shareholder approval of a new portfolio management agreement. However, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) and the Fund by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”), in accordance with the terms of the exemptive order, PLFA and the Fund can hire, terminate, and replace, as applicable, portfolio managers and enter into new portfolio management agreements (except, as a general matter, portfolio managers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the portfolio manager change is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on September 14-15, 2010, the Board, including all of the Trustees who are not “interested persons,” as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective January 1, 2011, the agreement with J.P. Morgan Investment Management Inc. (“J.P. Morgan”) with respect to the International Value Portfolio (the “J.P. Morgan Portfolio Management Agreement”), and appointed J.P. Morgan as the new portfolio manager (“Portfolio Manager”). In connection with this matter, also at the September 14-15, 2010 meeting, the Board terminated the portfolio management agreement for the Fund (with respect to the International Value Portfolio) with the prior portfolio manager upon the effectiveness of the J.P. Morgan Portfolio Management Agreement. J.P. Morgan’s appointment as Portfolio Manager was made in accordance with the SEC exemptive order noted above and does not require shareholder approval. In order to facilitate a change in Portfolio Manager, a portion of the Portfolio’s holdings were sold and new investments purchased in accordance with recommendations by the new Portfolio Manager. PLFA, the investment adviser to the Fund, began this transitioning prior to January 1, 2011. PLFA and/or the Portfolio retained a transitioning agent in order to help reduce the transaction costs associated with the purchase and sale of Portfolio holdings in connection with this transitioning.

II.	Board Consideration of the New Portfolio Management Agreement

In evaluating the proposed J.P. Morgan Portfolio Management Agreement, the Board, including all of the Independent Trustees, considered the factors among others described below. Additionally, the Board considered the various screening processes that PLFA utilizes in identifying a proposed new portfolio manager, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as the due diligence conducted by PLFA on the investment resources and personnel of a portfolio manager and an assessment of the investment strategies used by a portfolio manager. In addition, the Board reviewed the specific criteria and information evaluated by PLFA during the selection process of J.P. Morgan, including information about other firms considered by PLFA and PLFA’s analysis in reaching its conclusion to recommend J.P. Morgan as the Portfolio Manager.

A.	Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining J.P. Morgan as the Portfolio Manager, particularly in light of the nature, extent, and quality of the services expected to be provided by J.P. Morgan. In this regard, the Trustees considered various materials relating to the proposed Portfolio Manager, including copies of the proposed J.P. Morgan Portfolio Management Agreement; copies of the Form ADV for J.P. Morgan; financial information relating to J.P. Morgan; and other information deemed relevant to the Trustees’ evaluation of J.P. Morgan, including qualitative assessments from senior management of PLFA.

The Trustees considered that under the J.P. Morgan Portfolio Management Agreement, J.P. Morgan would be responsible for providing the investment management services for the Portfolio’s assets, including investment research, advice and supervision and determining which securities would be purchased or sold by the Portfolio. The Trustees considered the quality of the management services expected to be provided to the International Value Portfolio over both the short- and long-term, the organizational depth and resources of J.P. Morgan, including the background and experience of J.P. Morgan’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used for the investment strategy.

In addition, the Trustees considered that they had previously reviewed and approved J.P. Morgan’s written compliance policies and procedures and that the Fund’s Chief Compliance Officer (“CCO”) had previously provided an assessment of J.P. Morgan’s compliance program as required under Rule 38a-1 of the 1940 Act and its code of ethics.

In making these assessments, the Trustees took note of the extensive due diligence PLFA conducted on J.P. Morgan and were aided by the assessments and recommendations of PLFA and the in-person presentation and materials provided by J.P. Morgan. The Trustees considered PLFA’s efforts and process to search for and screen advisory firms that are qualified to manage an international value portfolio, and the identification by PLFA of J.P. Morgan to serve as Portfolio Manager with regard to the day-to-day investment activities of the International Value Portfolio. In this regard, the Trustees considered that the search criteria employed by PLFA included identification of a firm with sufficient size, market presence and resources to properly manage the Portfolio, the ability to manage a large pool of assets given the size of the Portfolio, competitive peer ranking, manager tenure and competitive sub-advisory fees. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the portfolio managers, and has recommended and taken measures to attempt to remedy relative underperformance by a Portfolio when PLFA and the Board believed appropriate. The Board concluded it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the International Value Portfolio by J.P. Morgan under the J.P. Morgan Portfolio Management Agreement.

B.	Performance

The Trustees considered information about the historical performance of a mutual fund investment company (the “Comparable Portfolio”) and a composite of investment portfolios and accounts (including the Comparable Portfolio) advised by the same J.P. Morgan portfolio management team that would manage the International Value Portfolio (together with the Comparable Portfolio, the “Comparable Performance”). The Trustees considered the Comparable Performance against a pertinent benchmark for the one-, three- and six-month periods as of June 30, 2010 as well as the one-, three- and five-year and since inception periods as of June 30, 2010. For the Comparable Fund performance, the Trustees considered the year-to-date, one-, three-, and five-year periods as of June 30, 2010, against its Morningstar peer group and considered the annual performance returns against its Morningstar peer group for the previous seven calendar years. The Trustees also considered the need for J.P. Morgan to adhere to the Portfolio’s general investment mandate in order to function appropriately as an investment option for the Portfolio Optimization Models. The Board determined that J.P. Morgan’s performance record was acceptable.

C.	Advisory and Portfolio Management Fees

The Trustees considered information regarding the comparative advisory fees charged under investment advisory fee contracts with regard to a mutual fund and other investment accounts (“Accounts”) with substantially similar investment strategies. The Trustees noted that the fees to be paid to J.P. Morgan for the management of the International Value Portfolio were different from the fees charged to other Accounts or that there were differences in the levels of services provided by J.P. Morgan to the other Accounts and that these differences were due to the nature of the Accounts or an affiliation between J.P. Morgan and the Accounts. These differences often explained the variations in fee schedules. The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and J.P. Morgan, and that the International Value Portfolio’s sub-advisory management fees are paid by PLFA and are not paid directly by the Portfolio. The Trustees also considered that the proposed sub-advisory management fee rate payable to J.P. Morgan under the J.P. Morgan Portfolio Management Agreement contains breakpoints and is the same as the sub-advisory fee rate paid to the current portfolio manager. The Trustees considered that the advisory fee schedule would remain unchanged from the current fee schedule for the Portfolio. Additionally, the Trustees considered that there are certain costs associated with a manager change, but that the advisory fee rates and ongoing operating expenses paid by shareholders were not expected to increase as a result of this portfolio manager change. The Board concluded that the compensation payable under the J.P. Morgan Portfolio Management Agreement is fair and reasonable.

D.	Costs, Level of Profits and Economies of Scale

The Trustees reviewed information regarding the estimated costs to J.P. Morgan of managing the International Value Portfolio and the projected profitability of the J.P. Morgan Portfolio Management Agreement to J.P. Morgan to the extent practicable based on the financial information provided by J.P. Morgan. This information is only estimated because there is no actual operating history for J.P. Morgan as the Portfolio Manager of the International Value Portfolio. The Trustees gave less weight to projected profitability considerations and did not view this information to be as important as other information provided in connection with this matter, given the arms’-length nature of the relationship between PLFA and J.P. Morgan with respect to the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA and the fact that they are projections. The Board concluded that the International Value Portfolio’s fee structure reflected in the J.P. Morgan Portfolio Management Agreement with respect to the International Value Portfolio is fair and reasonable.

E.	Ancillary Benefits

The Trustees received information from PLFA concerning other benefits that may be received by J.P. Morgan and its affiliates as a result of their relationship with the International Value Portfolio, including commissions that may be paid to broker-dealers affiliated with the Portfolio Manager and the anticipated use of soft dollars by the Portfolio Manager. In this regard, the Trustees noted that J.P. Morgan represented that it does not anticipate utilizing an affiliated broker-dealer for trades but that it may use soft dollar credits generated by Portfolio commissions to pay for research services, provided that the commission paid is reasonable in relation to the value of the brokerage and research services provided. The Trustees considered potential benefits to be derived by J.P. Morgan from its relationship with the International Value Portfolio and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.	Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the compensation payable under the J.P. Morgan Portfolio Management Agreement is fair and reasonable; and (ii) the J.P. Morgan Portfolio Management Agreement is in the best interests of the International Value Portfolio and its shareholders. No single fact was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.  The New Portfolio Management Agreement

The J.P. Morgan Portfolio Management Agreement is substantially similar to the prior portfolio management agreement with respect to the Portfolio. J.P. Morgan will, subject to the supervision of the Adviser, provide a continuous investment program for the Portfolio and determine the composition of the assets of the Portfolio, including the valuation, investment, sales and reinvestment of the Portfolio’s assets in accordance with the Portfolio’s investment objectives, policies and restrictions. J.P. Morgan bears its expenses and the expenses of its own staff with respect to its activities in connection with the services provided under the J.P. Morgan Portfolio Management Agreement. The Portfolio is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, J.P. Morgan is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the J.P. Morgan Portfolio Management Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the J.P. Morgan Portfolio Management Agreement or by reason of J.P. Morgan’s reckless disregard of its obligations and duties under the J.P. Morgan Portfolio Management Agreement. The J.P. Morgan Portfolio Management Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Portfolio and also, in either event, approval by a majority of the Independent Trustees. The J.P. Morgan Portfolio Management Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.

There was no change to the advisory fee rate paid by the Portfolio to the Adviser in connection with the portfolio manager change.

Additionally, there was no change to the sub-advisory rate paid by the Adviser to the portfolio manager in connection with the portfolio manager change. The current portfolio management fee rate is: 0.35% on first $1 billion; 0.30% on next $1 billion; and 0.25% on excess.

The portfolio management fee rate was paid to the prior portfolio manager of the International Value Portfolio by the Adviser through December 31, 2010, pursuant to a portfolio management agreement dated May 1, 2008, as amended. For the period January 1, 2010 through December 31, 2010, the portfolio management fees paid or owed by the Adviser for the International Value Portfolio totaled approximately $5,683,135.98.

As of December 31, 2010, the International Value Portfolio paid approximately $31,585.08 in brokerage commissions to J.P. Morgan Securities Inc. an affiliated broker of J.P. Morgan. Brokerage commissions paid to J.P. Morgan Securities Inc. represented 1.2% of the International Value Portfolio’s total brokerage commissions for the period January 1, 2010 through December 31, 2010.

IV.	Information Regarding J.P. Morgan

J.P. Morgan is an indirect, wholly-owned subsidiary of J.P. Morgan Chase & Co., a publicly held bank holding company. J.P. Morgan provides investment advisory services to institutional investors and individuals. J.P. Morgan is located at 245 Park Avenue, New York, New York 10167. As of December 31, 2010, J.P. Morgan, including its affiliates, had approximately $1.3 trillion in assets under management.

J.P. Morgan acts as investment adviser to the following registered investment companies, each of which has a similar objective to the Portfolio:

Waived/
Portfolio Name	Net Assets[1]	Compensation Rate	Reduced

JNL/JPMorgan International Value Portfolio	$610 million	0.40% on first $350 million; 0.35% on excess	N/A

Nationwide VIT International Value Fund	$261 million	0.40% on first $500 million; 0.35% on excess	N/A

JPM International Value Fund	$1.6 billion	0.95% on total net assets	N/A

[1]	As of December 31, 2010

As of December 31, 2010, J.P. Morgan’s directors and principal executive officers are as follows:

Name	Position(s) with J.P.Morgan[1]

George C.W. Gatch	Chairperson; President and Chief Executive Officer; Director; Managing Director
Seth P. Bernstein	Director, Global Head of Fixed Income; Managing Director
Lawrence M. Unrein	Director; Managing Director
Martin R. Porter	Global Head of Equities; Managing Director
Clive S. Brown	Director; Managing Director
Scott E. Richter	Secretary
Joseph K. Azelby	Director; Managing Director
Paul A. Quinsee	Director; Managing Director
Joseph J. Bertini	Chief Compliance Officer; Managing Director
Robert L. Young	Director; Managing Director
Craig M. Sullivan	Treasurer; Chief Financial Officer; Director; Managing Director

[1]	Principal occupation also given if different from position(s) with J.P. Morgan.

The business address for each above individual is c/o J.P. Morgan, 245 Park Avenue, New York, NY 10167.

No officer or Trustee of Pacific Select Fund is an officer, director or shareholder of J.P. Morgan or J.P. Morgan Chase & Co.

Additional Information

Additional information about J.P. Morgan is available in Pacific Select Fund’s Statement of Additional Information, as supplemented, a copy of which may be obtained by calling the number set forth below.

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The annual report for the Fund for the fiscal year ended December 31, 2010 is being sent to shareholders with this information statement and is also available upon request without charge by contacting Pacific Select Fund by:

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Phone:	Pacific Life’s Annuity Contract Owners: 1-800-722-4448
Pacific Life’s Annuity Financial Professionals: 1-800-722-2333
Pacific Life’s Life Insurance Policy Owners: 1-800-347-7787
PL&A’s Annuity Contract Owners: 1-800-748-6907
PL&A’s Life Insurance Policy Owners: 1-888-595-6997

Internet:	www.PacificLife.com

The Fund’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Fund. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Fund’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

Form No.:	15-31142-00 PSFIS211